EXHIBIT 10.1

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (“Severance Agreement”) is made by and between Fred Lash (hereinafter “LASH”) and Hooper Holmes, Inc. (“HOOPER”):

RECITALS

WHEREAS, for purposes of this Severance Agreement, “HOOPER” means HOOPER HOLMES, INC., and each and all of its present and former parent and subsidiary corporations, departments, divisions, affiliates, representatives and agents, employees, directors, officers, attorneys, current or former board members and administrators, whether in their official or individual capacities, or any pension or benefit plan applicable to the present and former employees of HOOPER, and all predecessors, and/or successors in interest; and

WHEREAS, as a result of LASH’s separation of employment with HOOPER, and to fully and finally resolve any and all issues concerning LASH’s employment relationship with HOOPER, from the beginning of time up to the date of this Severance Agreement, HOOPER and LASH have decided to enter into this Severance Agreement.

NOW, IN CONSIDERATION of the payments to LASH provided for herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and the mutual promises and covenants contained herein, the parties agree as follows:

1. Resignation as CFO/Separation of Employment. HOOPER and LASH agree that LASH will resign as Chief Financial Officer (“CFO”) and as an officer of Hooper effective September 15, 2005 (“Resignation Date”). HOOPER and LASH further agree that he will remain an employee of HOOPER on inactive status beginning on September 16, 2005 and continuing for twenty-four (24) months through September 15, 2007. LASH’s employment relationship with HOOPER will be terminated with his retirement on September 15, 2007 or upon his death, whichever event occurs sooner (“Termination Date”).

(a) Severance. As consideration for LASH’s execution of and compliance with this Severance Agreement, in addition to those items set forth in subparts (b)-(g) of this Paragraph, HOOPER agrees to pay LASH twenty-four (24) months of pay based upon an annual rate of $249,952 (“Severance”). Semi-monthly payments in the gross amount of $10,414.69 will be made on the regular pay days for HOOPER employees. This Severance shall be subject to all appropriate federal and state withholding, employment taxes and wage garnishments. LASH will not be eligible to receive any cash or non-cash compensation that may hereafter be awarded to one or more executive officers of HOOPER.

(b) Auto. HOOPER agrees to purchase for LASH his present automobile pursuant to his GMAC “Smart Buy” retail installment sales contract and to turn over title to LASH within a reasonable time after June 30, 2006. HOOPER agrees to compensate LASH for any direct tax consequences associated with this purchase.

(c) Outplacement. HOOPER agrees to provide LASH with outplacement services up to a maximum of $10,000. LASH may select the outplacement company and upon submission of a receipt for the payment for such services, HOOPER shall reimburse LASH for such expenses. HOOPER agrees to compensate LASH for any tax consequences directly associated with the outplacement reimbursement.

(d) Legal Fees. HOOPER agrees to reimburse LASH for legal fees related to the negotiation and execution of this Agreement, up to a maximum of $10,000.

(e) Benefits Continuation. As further consideration for LASH’s execution of and compliance with this Severance Agreement, HOOPER will continue to provide all benefits available to LASH presently, except long term disability, for six months through March 15, 2006. Beginning March 15, 2006 and continuing through September 15, 2007, HOOPER will continue to maintain LASH on its health, dental and life insurance plans. In addition, LASH will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage. LASH will be responsible for all COBRA payments. LASH acknowledges and agrees that he is required to immediately contact HOOPER in writing if he becomes eligible to receive medical benefits through a new employer, if he obtains medical benefits from another source, or if he otherwise becomes disqualified for medical benefits or COBRA from HOOPER. Further, HOOPER reserves the right to amend, modify or terminate its benefit coverages as presently afforded to LASH, including but not limited to health, dental and life, at any time at the sole discretion of HOOPER, provided that any such amendment, modification or termination of such benefit coverages are not made solely to deny LASH or his dependents coverage thereunder.

(f) SERP. HOOPER agrees to make the annual payments into Mr. LASH’s life insurance policy in February 2006 and February 2007, assuming the policy remains in existence and is not terminated by Lash or upon his death.

(g) Future Employment/Continued Payments/Non-compete. Nothing herein prevents LASH from obtaining new employment prior to September 15, 2007. Lash agrees and acknowledges, however, that any new employment shall not result in the disclosure or inevitable disclosure of confidential information protected in Paragraphs 6 and 7 hereof. LASH further agrees that he will only accept employment with a non-competitor of HOOPER.

(i) Employment with Non-Competitor. LASH and HOOPER agree that LASH may obtain employment with a non-competitor of HOOPER. In the event of employment with a non-competitor, LASH’s right to the twenty-four (24) months of severance and SERP payments noted above shall continue, however his employment with Hooper shall be deemed to be terminated as of the date of his new employment and all benefits set forth in Paragraph 1(e) shall cease.

(ii) Non-Compete. LASH further agrees that in exchange for the consideration provided by HOOPER, as set forth herein, LASH shall not for a period of two (2) years following September 15, 2005 provide any services as an employee, agent, owner, stockholder, partner, officer, director, contractor, consultant, advisor or investor for any company, entity or other organization that provides the same services as HOOPER. LASH acknowledges that this non-compete is necessary and reasonable to protect HOOPER’s business interests and to prevent inevitable disclosure of HOOPER’s Confidential Information. LASH acknowledges that HOOPER will suffer irreparable harm and other damage in the event of a breach of this provision and agrees that HOOPER shall be entitled to injunctive relief, and such other relief as the courts shall grant it, in the event of any breach or threatened breach of this provision. LASH agrees that the term and scope of the covenants contained herein are reasonable. However, in the event that a court finds this provision to be unreasonable in terms of duration or territory, the court may modify this provision as it deems appropriate and reasonable.

(iii) Payment in the Event of Death. Should LASH die prior to September 15, 2007, any remaining severance shall be paid, in a lump sum less the value of LASH’s company life insurance policy of $50,000, which will be separately paid to his estate, within thirty (30) days of notification of LASH’S death. Benefits continuation for eligible surviving family members shall be governed by the applicable plans and applicable laws.

(h) Sufficiency of Consideration; No Admission of Liability. The parties agree that the consideration paid to LASH is good and sufficient consideration for this Severance Agreement. The parties further agree that these amounts are greater than what LASH is entitled to receive from HOOPER under HOOPER’s policies and applicable law. LASH acknowledges that neither this Severance Agreement, nor payment of any consideration pursuant to this Severance Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by HOOPER.

2. (a) General and Specific Release and Waiver of Claims by LASH. LASH, in consideration of the promises and covenants made by HOOPER in this Severance Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges HOOPER, its present and former parent, subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from any and all actions, causes of action, suits, claims, charges or complaints, known or unknown, which LASH has, may have, or claim to have, for everything and anything that has occurred from the beginning of time through the date of this Severance Agreement, including all of LASH’s asserted claims.

LASH acknowledges that the above general and specific releases include, but are not limited to, claims arising under federal, state, and local laws prohibiting employment discrimination, whistleblowing or retaliation, claims arising under the common law, including but not limited to, claims for breach of contract, promissory estoppel, negligent or intentional infliction of emotional distress and defamation, and any other claims arising in any way from LASH’s employment and cessation of employment, and any conduct by James M. McNamee or HOOPER, and its present and former subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from the beginning of time through the date of this Severance Agreement.

By way of specification, but not of limitation, LASH hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., Section 1981 of the Civil Rights Act of 1866, as amended, 42 U.S.C. §§ 1981, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Wage and Hour laws N.J.S.A. 34:11-56a, et seq., and the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq., the Americans with Disabilities Act, 43 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act 29 U.S.C. § 1001 et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, any and all claims under New Jersey law, and any and all claims for compensatory and punitive damages and attorneys’ fees, costs or other expenses incurred by LASH’s attorneys in pursuit of any claim by LASH.

2. (b) General Release and Waiver of Claims by HOOPER. HOOPER, in consideration of the promises and covenants made by LASH in this Severance Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges LASH from any and all actions, causes of actions, suits, claims, charges or complaints, known or unknown, which HOOPER has, may have or claim to have, for everything or anything that has occurred from the beginning of time through the date of this Severance Agreement.

3. Consideration and Revocation Periods; Effective Date. LASH understands that the ADEA requires HOOPER to provide LASH with at least twenty-one (21) calendar days to consider this Severance Agreement (“Consideration Period”) prior to its execution. LASH also understands that he is entitled to revoke this Severance Agreement at any time during the seven (7) days following LASH’s execution of this Severance Agreement (“Revocation Period”) by notifying HOOPER in writing of his revocation. This Severance Agreement shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of LASH’s revocation has been delivered to HOOPER (the “Effective Date”).

4. Return of Company Property. At the time of LASH’s Resignation Date, LASH acknowledges that he will return to HOOPER any and all documents, keys, records and all other tangible things which are the property of HOOPER. LASH may retain his home fax machine.

5. Cooperation. Upon invoking the rights and benefits provided for in this Severance Agreement, LASH agrees to make himself reasonably available to HOOPER, to the extent necessary, to transition his successor, for a period of up to ninety (90) days following the Effective Date, as defined in Section 3 hereof. In addition, LASH agrees to reasonably cooperate with HOOPER during the period he is an inactive employee with respect to any litigation in which he has relevant knowledge. LASH shall be reimbursed for any travel related expenses incurred in connection with this Paragraph 5.

6. Confidential Information. LASH represents that he has held confidential all non-public lists of customers, prices, business plans, strategic plans, and other non-public financial information and other confidential or proprietary information of HOOPER and shall continue to do so and that he shall not use or disclose any such information in any manner, either directly or indirectly, for LASH’s own benefit or for the benefit of any other person or other entity without the prior written consent of HOOPER, and the granting of such consent shall remain in the sole discretion of HOOPER at the time of his Resignation Date. LASH shall return to HOOPER, and shall not take or copy in any form or manner, any lists of customers, prices, business plans, strategic plans and other non-public financial information and other confidential and proprietary information of HOOPER in his possession. LASH and his counsel further agree that they will notify HOOPER’s General Counsel in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidential information provision so that HOOPER may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. LASH shall reasonably cooperate with HOOPER to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time LASH is required to make the disclosure, or HOOPER waives compliance with the provisions hereof, LASH shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. The provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose. LASH agrees that any breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available HOOPER shall have the right to seek specific performance and other injunctive and equitable relief, and LASH agrees not to oppose the granting of such injunctive and equitable relief on the basis that HOOPER has an adequate remedy at law.

7. Confidentiality. LASH acknowledges and understands that the confidentiality of this Severance Agreement is of the utmost concern to HOOPER and that HOOPER would not have entered into this Agreement without his promise to keep this Severance Agreement confidential. Accordingly, LASH agrees that the existence and terms and conditions of this Severance Agreement shall remain confidential, and LASH and his representatives hereby represent, promise and agree that they have not disclosed and will not disclose the terms of this Severance Agreement to any person other than LASH’s (1) accountant, (2) attorneys, or (3) any tax professional to whom such disclosure is necessary for the preparation of LASH’s income tax returns, (4) spouse, or (5) the Internal Revenue Service, unless such disclosure is (i) lawfully required by specific directive of a government agency; (ii) otherwise required to be disclosed by law (such as legally required financial reporting), order of a court of competent jurisdiction and/or subpoena; or (iii) necessary in any legal proceeding between the parties in order to enforce any provision of this Agreement. If LASH discusses matters covered by this Paragraph with his spouse, legal counsel or financial advisor pursuant to the exception contained herein and any such person then publicizes any such matter, it shall be treated as if LASH himself made the publication. LASH hereby agrees that his intentional disclosure of the existence or terms shall be a material breach of this Agreement and that the provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose. LASH agrees that any breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, HOOPER shall have the right to seek specific performance and other injunctive and equitable relief. LASH further agrees that if HOOPER successfully prevails in a lawsuit against LASH with respect to any breach of this Paragraph 7 then HOOPER shall be entitled to reasonable attorneys fees and costs as determined by the Court. If LASH prevails in the lawsuit, he shall be entitled to reasonable attorneys fees and costs as determined by the Court. . LASH further agrees that he will notify HOOPER’s General Counsel in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidentiality provision. LASH and his counsel agree and represent that their only comment with regard to either LASH’s asserted claims or the fact or terms of this settlement shall be: “The parties have resolved their differences.” The parties acknowledge and agree that HOOPER shall make all necessary disclosures relating to this Agreement in its securities filings and that such disclosures shall not be deemed to be a breach of this Agreement.

8. No Disparagement. LASH and HOOPER hereby agree and promise that they will not at any time after the execution of this Agreement intentionally make, publish or cause to be made or published, any false or disparaging statements or comments which in any way relate to, refer to or concern HOOPER or Lash, . LASH and HOOPER hereby agree that if they intentionally make, publish, or cause such false or disparaging statements or comments to be made or published, then such intentional disparagement shall be a material breach of this Agreement. The provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose. HOOPER agrees that any intentional breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, HOOPER shall have the right to seek specific performance and other injunctive and equitable relief. LASH further agrees that if HOOPER successfully prevails in a lawsuit against LASH with respect to any breach of this Paragraph 8 then HOOPER will be entitled to reasonable attorneys fees and costs as determined by the Court. If LASH prevails in the lawsuit, he shall be entitled to reasonable attorneys fees and costs as determined by the Court.

9. HOOPER agrees to indemnify and defend LASH pursuant to the indemnification agreement already existing between the parties in any claim brought against LASH personally arising out of his employment with HOOPER so long as such acts were not intentional and/or outside the scope of his employment.

10. Representation by Attorney. LASH acknowledges that LASH has carefully read this Severance Agreement; that LASH understands its final and binding effect; that LASH has been given the opportunity to be represented by independent counsel in negotiating and executing this Severance Agreement and that LASH has been advised by counsel regarding the terms and effect of this Severance Agreement at the time he executed the Settlement and Release Agreement referenced above and has had the subsequent opportunity to do so since that time; and that LASH understands the provisions of this Severance Agreement and knowingly and voluntarily agrees to be bound by them.

11. No Reliance Upon Representations. LASH hereby represents and acknowledges that in executing this Severance Agreement, LASH does not rely and has not relied upon any representation or statement made by HOOPER or by any of HOOPER’s past or present agents, representatives or attorneys with regard to the subject matter, basis or effect of this Severance Agreement other than as set forth in this Severance Agreement.

12. Entire Agreement. This Severance Agreement shall contain the entire agreement between the parties, and shall not be modified except in writing signed by the party to be bound.

13. Severability. If a court finds any provision of this Severance Agreement void, invalid or unenforceable as applied to any circumstance, the remainder of this Severance Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void, invalid or unenforceable provision of this Severance Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

14. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey without giving effect to any conflicts of law principles. The parties also agree that the state and federal courts in the State of New Jersey shall have exclusive jurisdiction and venue over the subject matter hereof.

HOOPER HOLMES, INC.

Date: July 16, 2005	By:	/s/ Quentin J. Kennedy
	Name:	Quentin J. Kennedy
	Title:	Director

Date: July 14, 2005	ACCEPTED AND AGREED:

	By:	/s/ Fred Lash
FRED LASH

Sworn and subscribed before me this

14th day of July, 2005.

/s/ Janice R. Paquette
Janice R. Paquette
Notary Public